Exhibit 3

Exhibit 3 for the Atlantic Bond Filing

Registrant	Assets	Amount of Single Insured Bond
Columbia Funds Series Trust I	$65,841,904,988	$2,500,000
Columbia Funds Variable Insurance Trust	$13,518,173,270	$2,500,000